Exhibit 99.1

NextTrip Announces Pricing of Private Placement Financing of $3 Million

SANTA FE, NEW MEXICO /ACCESS Newswire / December 22, 2025 /NextTrip, Inc. (NASDAQ:NTRP) (“NextTrip,” “we,” “our,” or the “Company”), a technology-forward travel and media company defining the intersection of Media and Travel, today announced that it has entered into a definitive agreement for the issuance and sale of securities in a private placement for aggregate gross proceeds of approximately $3 million.

Ladenburg Thalmann & Co. Inc. is acting as the exclusive placement agent for the offering.

The offering consisted of an aggregate of 1,000,000 shares of the Company’s common stock and warrants to purchase an additional 1,000,000 shares of common stock. The warrants will have an exercise price of $3.43 per share, will be exercisable six months from the date of issuance, and will have a term of four years from the initial exercise date. The securities issued in the offering are fixed priced and do not contain any variable repricing or exchange features. The offering is expected to close on or about December 23, 2025, subject to the satisfaction of customary closing conditions.

The gross proceeds from the offering, before deducting the placement agent’s fees and other offering expenses payable by the Company, are expected to be approximately $3 million. As previously disclosed during November and December the Company completed a $2 million private placement bringing the total equity raised to $5 million. The Company intends to use the net proceeds for working capital and general corporate purposes.

The shares and warrants described above are being issued in a private placement under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Regulation D promulgated thereunder and, along with the shares issuable upon exercise of the warrants, have not been registered under the Securities Act, or applicable state securities laws. Accordingly, the shares, the warrants and shares issuable upon exercise of the warrants may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act and such applicable state securities laws.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

About NextTrip

NextTrip, Inc. (NASDAQ:NTRP) is redefining travel at the intersection of media and technology through a vertically integrated ecosystem that combines immersive content, smart booking tools, and premium services to inspire travelers first and seamlessly convert that inspiration into bookings. Powered by its proprietary NXT2.0 engine, NextTrip offers solutions across luxury hotels, cruises, group travel, and vacation packages, anchored by Five Star Alliance, featuring 5,000+ of the world’s finest properties, and TA Pipeline, a leading group travel and agent booking platform for Mexico and the Caribbean. At the top of the funnel, JOURNY reaches millions of consumers through streaming platforms, delivering travel inspiration and discovery, while Travel Magazine serves as a powerful mid-funnel anchor, deepening engagement through editorial content and guiding audiences toward high-value bookings, together creating a unique “content-to-commerce” model that drives transactions for travelers and measurable results for industry partners. NextTrip’s proposition, Watch. Scan. Book. Go., captures its mission to transform inspiration into action. For more information, visit www.nexttrip.com.

Forward-Looking Statement Disclaimer

This announcement contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. For example, statements regarding the Company’s financial position, business strategy and other plans and objectives for future operations, and assumptions and predictions about future activities are all forward-looking statements. These statements are generally accompanied by words such as “intend,” anticipate,” “believe,” “estimate,” “potential(ly),” “continue,” “forecast,” “predict,” “plan,” “may,” “will,” “could,” “would,” “should,” “expect” or the negative of such terms or other comparable terminology. Examples of such forward-looking statements include, but are not limited to, express or implied statements regarding statements related to the offering, the expected gross proceeds and the expected closing of the offering.

The Company believes that the assumptions and expectations reflected in such forward-looking statements are reasonable, based on information available to it on the date hereof, but the Company cannot provide assurances that these assumptions and expectations will prove to have been correct or that the Company will take any action that the Company may presently be planning. However, these forward-looking statements are inherently subject to known and unknown risks and uncertainties. Actual results or experience may differ materially from those expected or anticipated in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, regulatory policies, available cash resources, competition from other similar businesses, and market and general economic factors.

Readers are urged to read the risk factors set forth in the Company’s filings with the United States Securities and Exchange Commission at https://www.sec.gov. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contacts:

NextTrip, Inc.
Richard Marshall
Director of Corporate Development
Richard.Marshall@nextTrip.com

MZ Group - MZ North America
Chris Tyson
Executive Vice President
949-491-8235